EXHIBIT 12.1

                   MID-ATLANTIC REALTY TRUST AND SUBSIDIARIES
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (1) (AMOUNTS IN THOUSANDS, EXCEPT FOR RATIO INFORMATION)


                                                                   Years ended December 31,
                                                        1999       1998        1997      1996       1995
                                                        ----       ----        ----      ----       ----

Earnings (loss) from operations (2)                $   12,619     12,390       6,802     3,208      2,444
Less: sales of residential property, net
of cost of residential property sold                        -          -           -         -          -
Add:
  Interest expense (3)                                 14,062     12,081      12,555    12,354     11,928
  Interest portion of rentals (4)                         234        260         225       227        113
                                                          ---        ---         ---       ---        ---

Earnings available for fixed charges               $   26,915     24,731      19,582    15,789     14,485
                                                   ==========     ======      ======    ======     ======

Fixed Charges:
  Interest expense (3)                                 14,062     12,081      12,555    12,354     11,928
  Interest capitalized                                    242        873         445       104        565
  Interest portion of rentals (4)                         234        260         225       227        113
                              --                          ---        ---         ---       ---        ---

Fixed Charges                                      $   14,538     13,214      13,225    12,685     12,606
                                                   ==========     ======      ======    ======     ======

Ratio of earnings to fixed charges                 $     1.85       1.87        1.48      1.24       1.15

Excess of Fixed Charges over Earnings              $        -          -           -         -          -


There were no preferred shares outstanding during any of the periods above, and therefore the ratio of earnings to combined fixed charges and preferred shares dividend requirements would have been the same as the ratio of earnings to fixed charges for the periods indicated.

(1) The computations above use the Consolidated Financial Statements of Mid-Atlantic Realty Trust and Subsidiaries for the years December 31, 1999, 1998, 1997, 1996, and 1995.

(2) Effective January 1, 1996, the Company changed its reporting of gains or losses on sales of properties held for sale. During the year ended December 31, 1995, and previously, gains or losses on sales of properties held for sale had been included in the revenues of the consolidated statements of operations and were therefore included in earnings from operations. The Company is not in the business of buying land for resale. Therefore, management believes that gains or losses on sales of properties held for sale should not be included in earnings or losses from operations, and should be an adjustment to earnings from operations to arrive at net earnings. The comparative prior year earnings (losses) from operations have been reclassified to reflect this change.

(3) Effective January 1, 1996, the Company changed its reporting of amortization of deferred financing costs. During the year ended December 31, 1995, and previously, the annual amortization of deferred financing costs was reported in the depreciation and amortization of property and improvements expense line in the consolidated statements of operations. In 1996, the Company began reporting the amortization of deferred financing costs in the interest expense line in the consolidated statements of operations. The comparative prior year interest expense amounts above have been reclassified to reflect this change.

(4) Amounts reflect a one-third portion of rentals, the portion deemed representative of the interest factor.



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